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                                                                   EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The Subsidiaries of the Registrant are TIB Bank of the Keys and TIB Software and Services, Inc., Key Largo, Florida, which are wholly owned by the registrant and organized under the laws of the State of Florida.